Exhibit 99.1

Contact:	Amedisys, Inc.	Noonan Russo
	President and Chief Operating Officer	Investors/Media
	Larry R. Graham	Brian Ritchie
	225.292.2031	212.845.4269
	lgraham@amedisys.com	brian.ritchie@eurorscg.com

AMEDISYS ANNOUNCES FILING OF REGISTRATION STATEMENT FOR

OFFERING OF COMMON STOCK

BATON ROUGE, Louisiana (October 27, 2006) - Amedisys, Inc. (Nasdaq: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, announced today it has filed a registration statement with the Securities and Exchange Commission for a proposed follow-on public offering of 3,000,000 shares of its common stock. In addition, the underwriters also may purchase up to an additional 450,000 shares of the Company’s common stock. The share numbers in the offering do not take into account the impact of the four-for-three stock split announced by the Company on October 25, 2006. The record date for the stock split will be November 27, 2006.

The Company intends to use approximately $43.1 million of the proceeds from the offering to pay down and extinguish the term loan portion of its senior secured credit facility with Wachovia Bank, N.A., and to use the remaining proceeds for general corporate purposes, including working capital and possible acquisitions. The managing underwriters of the proposed offering are: Raymond James & Associates, Inc., Wachovia Capital Markets, LLC, UBS Securities LLC, CIBC World Markets Corp., and J.P. Morgan Securities Inc.

A copy of the prospectus may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Amedisys, Inc., one of America’s leading home health nursing companies, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at: http://www.amedisys.com.

# # #